Exhibit 99.1

Pulse Biosciences, Inc. Appoints Maria Sainz to its Board of Directors

HAYWARD, California [Business Wire] January 9, 2026 -- Pulse Biosciences, Inc. (Nasdaq: PLSE), a company leveraging its novel nPulse™ technology using its proprietary Nanosecond Pulsed Field Ablation™ (nanosecond PFA or nsPFA™) energy, today announced the appointment of Maria Sainz to its Board of Directors effective as of January 9, 2026.

“We are delighted to welcome Maria to our Board of Directors,” said Pulse Biosciences’ Co-Chairman of the Board Robert W. Duggan. “She brings an exceptionally strong track record of guiding both public and private medical device companies through growth, commercialization, viability, and scale. Her strategic and operational expertise will be invaluable as Pulse begins creating and disrupting interventional markets with our patient-first mission.”

Mrs. Sainz brings over three decades of experience in healthcare technology, including 18 years in CEO roles leading publicly traded companies and venture-backed startups.  Currently, she serves as President and CEO of Hyperfine, Inc. (NASDAQ: HYPR), a medical technology company with a commercial stage portable brain MRI system. Previously, she served as President and CEO of Aegea Medical, a VC-backed women’s health company, President and CEO of CardioKinetix Inc., a VC-backed company in interventional heart failure therapy, and as President and CEO of Concentric Medical, a VC-backed stroke thrombectomy company. Prior to her CEO roles, Mrs. Sainz served in various leadership capacities at Guidant Corporation and Boston Scientific Corporation, including as Strategic Advisor to the COO, President of the Cardiac Surgery Division, Vice President of Global Marketing for Vascular Intervention, and Vice President for CRM and Cardiac Surgery in EMEA. In addition, she has served on the board of numerous companies including Shockwave Medical (NASDAQ: SWAV), Spectranetics Corp (NASDAQ: SPNC), Avanos Medical (NASDAQ: AVNS), Orthofix Medical Inc (NASDAQ: OFIX), Hyperfine (NASDAQ: HYPR), and several private medical device companies. Mrs. Sainz holds a Master of English from the Complutense University of Madrid and a Master of International Management from Thunderbird School of Global Management.

“I am honored to join Pulse’s Board of Directors at this pivotal stage, as its first three programs advance through key clinical, regulatory, and commercial milestones,” said Maria Sainz. “Pulse is very well positioned and Nanosecond PFA technology is exceptionally differentiated and has critical applications in large clinical markets. I look forward to working with the leadership team and contributing strategic guidance as the Company expands its clinical evidence, accelerates commercialization, and drives short, intermediate, and long-term value creation.”

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers, such as surgical soft tissue ablation.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Contacts:

Investors:

Pulse Biosciences, Inc.

Jon Skinner, CFO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com